EXHIBIT 10.26

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of April 7, 2005 (the "Effective Date"), by and between SONOMA FOODS, INC., a California corporation (the "Company"), C. DAVID VIVIANI ("Employee"), and MONTEREY GOURMET FOODS, INC., a Delaware corporation ("Monterey").

                                    RECITALS
                                    --------

         WHEREAS, the Company desires to employ Employee, and Employee desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, this Agreement is being entered into in connection with the Stock Purchase Agreement dated as of the date hereof among the Company, Monterey and the shareholders of the Company (the "Purchase Agreement"); and

         WHEREAS, this Agreement supersedes any other prior agreements or understandings among or between any of the parties concerning the subject of the employment of Employee by the Company.

                                 OPERATIVE TERMS
                                 ---------------

         In consideration of the foregoing recitals and the covenants and agreements set forth herein, the parties agree as follows:

         1. Employment and Duties. The Company hereby employs Employee to serve as its Chief Operating Officer, and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement. During the Initial Term (as defined below), Employee will devote his full business time to the business of the Company, provided that the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement and shall not require the prior written consent of Employer's Board of Directors. Employer shall provide Employee with (1) the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement, and (2) computer, cellular telephone, office space, and administrative support suitable to Employee's position and adequate for the performance of his duties. Employee shall be assigned only to duties consistent with duties customarily performed by an executive and consistent with his professional skills and abilities. Subject to the requirements of reasonable and customary travel on business of Sonoma, Employee's place of employment shall be within or not more than five miles from the boundaries of Sonoma, California.

         2. Term. Subject to the terms and conditions of this Agreement, including without limitation the provisions for termination set forth in Section 4 hereof, the employment of Employee under this Agreement shall commence on the Effective Date of the Purchase Agreement and shall continue through the close of business on the date which is four years thereafter (the "Initial Term"). Upon the expiration of the Initial Term, Employee's employment with the Company will continue on an "at-will" basis and may be terminated by Employee or the Company for any reason and at any time.

         3.       Compensation.
                  ------------

                  (a) Annual Base Salary. As compensation for Employee's services and in consideration for Employee's covenants contained in this Agreement, the Company shall pay Employee an annual base salary of $175,000.00, which shall be paid in equal bi-weekly installments in accordance with the policy then prevailing for the Company's salaried employees generally.

                  (b) Bonus. Within ninety (90) days after the end of the first and second years from the Effective Date, Employee shall be paid a cash bonus equal to fifteen percent (15%) of the amount by which the Company's earnings for the previous year before interest, taxes, depreciation, amortization and the bonus calculated as provided in this section exceeds the sum of four hundred thousand dollars ($400,000). Within ninety (90) days after the end of the third and fourth years from the Effective Date, Employee shall be paid a cash bonus equal to twelve and one-half percent (12.5%) of the amount by which the Company's earnings for the previous year before interest, taxes, depreciation, amortization and the bonus calculated as provided in this section exceeds the sum of four hundred thousand dollars ($400,000). For purposes of calculation of such bonus, the audit expense of Sonoma required under the Stock Purchase Agreement shall be limited to $30,000 per year.

                  (c) Other Benefits. Employee shall be eligible to participate in such pension, life insurance, health insurance, disability insurance, 401(k) and other benefits plans, if any, which the Company or Monterey may from time to time make available to similar-level employees and as the Board of Directors shall determine. In the event Employee is permitted to participate in a 401(k) plan sponsored by the Company or Monterey, any employer matching under such plan shall be paid by the Company.

                  (d) Vacation and Other Paid Leave. During each year of employment, Employee shall be entitled to four (4) weeks paid vacation, six (6) days of non-cumulating paid sick leave, and paid holiday leave in accordance with Company policy applicable to all employees.

                  (e) Automobile. The Company currently provides to Employee the following automobile owned by the Company for the use of Employee:
2000 BMW. During the term hereof, the Company shall continue to provide Employee with the use of the same or a comparable vehicle selected and authorized by the Board of Directors for business and other purposes. The Company shall be responsible for all costs of maintaining such vehicle or vehicles, which costs shall include, without limitation, all loan payments and other financing charges, insurance premiums insuring the vehicle, and all servicing and maintenance costs of such vehicle. In addition to the foregoing, the Company shall reimburse Employee at the beginning of each calendar month for the fuel charges for such vehicle incurred by Employee during the immediately preceding calendar month.

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

                  (f) Reimbursement of Expenses. Employee shall be reimbursed for all reasonable and customary travel and other business expenses incurred by Employee in the performance of Employee's duties hereunder, provided that such reimbursement shall be subject to, and in accordance with, any expense reimbursement policies and/or expense documentation requirements of the Company that may be in effect from time to time.

                  (g) Guarantee of Compensation. All compensation payable pursuant to this Agreement is hereby guaranteed by Monterey up to a maximum amount equal to the sum of all distributions from Sonoma to Monterey during the term of this Agreement.

         4.       Termination.
                  -----------

                  (a) Death. Employee's employment under this Agreement shall terminate immediately upon Employee's death. In the event of a termination pursuant to this Section 4(a), the Company shall pay Employee's unpaid base salary owing to Employee up through and including the date of Employee's death and, on a delayed basis as soon as the amount is determinable, the prorated portion of any bonus which would be payable for the year in which such termination may occur.

                  (b) Disability. If Employee is incapable, for a period of more than 90 consecutive days or 180 days in any 12-month period, of substantially performing his duties hereunder because of physical or mental incapacity resulting from injury, sickness, or disease as determined by a licensed physician mutually agreeable to the Company and the Employee (a "Disability"), and unless reasonable accommodation can be made to allow Employee to continue working, the Company may terminate Employee's employment upon not less than fifteen (15) days written notice. In the event of a termination pursuant to this Section 4(b), Employee shall receive any unpaid base salary owing to Employee up through and including the date of Termination and, on a delayed basis as soon as the amount is determinable, the prorated portion of any bonus which would be payable for the year in which such termination may occur. Termination pursuant to this section shall not prejudice Employee's rights to disability benefits under section 3(c).

                  (c) Insurance. In addition to the compensation payable pursuant to paragraphs (a) or (b) above in the event of Employee's death or disability, Employee shall be enrolled, at the Company's cost and effective as of the date of employment and for the term of this agreement, in Monterey's employee salary insurance plan providing, in the event of death or disability, a benefit equal to not less than one year's salary of Employee or, in the case of accidental death, two year's salary.

                  (d) Termination By Company With Cause. The Company may terminate Employee's employment at any time with Cause. As used in this Agreement, "Cause" shall mean the following: (i) an act of fraud or embezzlement of money or tangible or intangible assets or property of the Company or Monterey; (ii) repeated absenteeism (other than as a result of a Disability) which is not rectified to the reasonable satisfaction of the Board of Directors of the Company within fifteen (15) days after written notice to Employee of such absenteeism; (iii) the conviction of Employee of a felony involving fraud or dishonesty or of a felony that results in material injury to the Company or Monterey; or (iv) breach of any material term of this Agreement that is not

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

cured to the reasonable satisfaction of the Board of Directors within fifteen
(15) days after written notice to Employee of said breach, or willful or habitual neglect by Employee of the duties which he is required to perform under the terms of this Agreement that is not cured to the reasonable satisfaction of the Board of Directors within fifteen (15) days after written notice to Employee of said neglect. In the event of a termination pursuant to this Section 4(d), the Company shall pay Employee's unpaid base salary owing to Employee up through and including the date of Employee's termination and, on a delayed basis as soon as the amount is determinable, the prorated portion of any bonus which would be payable for the year in which such termination may occur.

         5.       Competition and Confidentiality.
                  -------------------------------

                  (a) Competition. Employee will not, for a period commencing on the date of this Agreement and extending through the date which is three years after the expiration or termination of his employment hereunder (the "Restrictive Period"), directly or indirectly, engage in, own, manage, operate, finance, participate in, provide services for, have an interest in, or otherwise be involved in any business arrangement with any person, firm, partnership, corporation, or business, whether as an employee, officer, director, agent, security holder, creditor, consultant, shareholder, partner, trustee, joint venturer, broker, distributor, sales representative or in any other capacity, that engages in any business competing with or similar to the business of the Company or Monterey. The foregoing notwithstanding, Employee shall not be prohibited from owning (1) debt or equity instruments issued by a publicly traded company so long as Employee's total interests in such entity do not exceed one-percent of any class of stock (including conversion rights) of such publicly traded company, or (2) any interest in Sonoma Cheese Factory, LLC, or, after termination of this Agreement, managing or otherwise being employed by Sonoma Cheese Factory, LLC. Employee further agrees that, for a period of one
(1) year after termination of this Agreement, Employee shall not directly or indirectly solicit, hire, recruit, or encourage any other employee of the Company to leave employment by the Company. In addition to the foregoing sentence, during the period of Employee's employment hereunder should Employee become the owner of any interest in Sonoma Cheese Factory, LLC, or be the trustee or executor or conservator of an estate or trust which owns an interest in Sonoma Cheese Factory, LLC, then Employee shall not be prohibited from carrying out the duties and activities with respect to Sonoma Cheese Factory, LLC as are required by such position or positions as long as the carrying out of such activities does not materially interfere with the services required of Employee under this agreement.

                  (b)      Confidential Information.
                           ------------------------

                  (i) Employee acknowledges and agrees that he possesses confidential information related to the Company and to the product lines now produced by the Company, and may in the future possess confidential information related to Monterey and to the product lines of Monterey, such as, but not limited to, formulas, specifications, manufacturing methods, documentation produced, business affairs, future plans, process information, customer lists, and any other information which is a valuable, special and unique asset of the Company or Monterey, as applicable ("Confidential Information").

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

                  (ii) Confidential Information shall not include information that becomes publicly available through no act of the disclosing party, is received rightfully from a third party without duty of confidentiality, is disclosed under operation of law, or is disclosed with the prior written permission of the Company or Monterey.

                  (iii) The improper disclosure or misuse of Confidential Information would materially adversely affect the ability of Monterey to realize its investment objective in acquiring the shares of the Company, and Employee's covenants and agreements contained in this section are in furtherance of and ancillary to the purchase and sale transactions contemplated by the Purchase Agreement and are reasonable and necessary to preserve and protect Monterey's investment.

                  (iv) Without the prior permission of the Company or Monterey, Employee shall not, and shall take reasonable steps to assure that no agent or representative of Employee shall, directly or indirectly, disclose any Confidential Information to any third party. Employee will not at any time or in any manner, either directly or indirectly, use any Confidential Information for his own benefit, and will protect such information and treat it as strictly confidential. Only the disclosure of a material item in violation of this paragraph shall be a material breach of this Agreement for purposes of paragraph 4(d). If it appears that Employee has disclosed (or has threatened to disclose) Confidential Information in violation of this Agreement, Monterey shall be entitled to an injunction to restrain Employee from disclosing, in whole or in part, such information, or from providing any services to any party to whom such information has been disclosed or may be disclosed. Monterey shall not be prohibited by this provision from pursuing other remedies, including claims for losses and damages.

                  (v) Upon termination of Employee's employment with the Company, or upon the request of the Company or Monterey during the term of employment, the Employee will return to the Company or Monterey all of the Confidential Information in the Employee's possession or subject to the Employee's control.

                  (c) The covenants of Employee contained in this Section 5 are reasonable in duration and scope. In the event of a breach of these covenants by Employee, the Company and Monterey shall be entitled to injunctive relief, as well as to damages sustained and the recovery of actual attorneys' fees and all costs incurred to enforce these covenants.

         6. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by facsimile transmission (as long as receipt is acknowledged), or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the address or facsimile number for each party set forth on the signature page hereto, or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.

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

         7.       Miscellaneous.
                  -------------

                  (a) No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing signed by all of the parties hereto.

                  (b) The failure of any party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by any other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

                  (c) This Agreement is the entire agreement between the parties hereto with respect to Employee's employment by the Company, and there are no agreements or representations, oral or otherwise, expressed or implied, with respect to or related to the employment of Employee which are not set forth in this Agreement.

                  (d) This Agreement shall be binding upon, and inure to the benefit of, Monterey and the Company and their respective successors and assigns, and Employee and Employee's heirs, executors, administrators and legal representatives. The duties and covenants of Employee under this Agreement, being personal, may not be delegated or assigned by Employee without the prior written consent of the Company, and any attempted delegation or assignment without such prior written consent shall be null and void and without legal effect.

                  (e) If any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly. In the event of any dispute over the interpretation of this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or his or its counsel.

                  (f) At any time during the term of this Agreement and for a period of three months thereafter, Employee shall have the right, at Employee's expense for the purpose of verifying amounts payable hereunder, to inspect and copy the books, records and accounts of Sonoma during normal business hours, and to engage the services of an accounting professional of Employee's choosing to examine and audit such books, records and accounts.

         8. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California without regard to principles of choice of law or conflicts of law thereunder.

         9. Dispute Resolution; Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Sonoma, California, in accordance with the Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Service ("JAMS") in effect at the time the request for arbitration is submitted, except as specifically otherwise provided in this Section 9. Notwithstanding the foregoing, Monterey may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened

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

violation of the covenants of Employee under Section 5 of this Agreement. One neutral arbitrator shall hear the matter. The arbitrator shall allow such discovery as the arbitrator determines appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator. The arbitrator shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process. The arbitrator shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorney's fees and expenses in such manner as is determined to be appropriate by the arbitrator. Judgment upon the award rendered by the arbitrator may be entered in any court having in personam and subject matter jurisdiction. The Company and Employee hereby submit to the in personam jurisdiction of the Federal and State courts in Sonoma County, California, for the purpose of confirming any such award and entering judgment thereon. All proceedings under this Section, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties. The fact that the dispute resolution procedures specified in this Section 9 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

         10. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be effective upon the execution and delivery by any party hereto of facsimile copies of signature pages hereto duly executed by such party.


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

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SONOMA FOODS, INC., a California corporation

By:
   -------------------------------------
Name:
     -----------------------------------
Title:
      ----------------------------------

Address and Facsimile Number:
21660 Eights Street East #2
Sonoma, CA95476
Fax: (707) 996-0383

EMPLOYEE

Signature:
          ------------------------------
Print Name:
           -----------------------------

Address and Facsimile Number:
21660 Eights Street East #2
Sonoma, CA95476
Fax: (707) 996-0383


MONTEREY GOURMET FOODS, INC.,
a Delaware corporation

By:
   -------------------------------------
Name:
     -----------------------------------
Title:
      ----------------------------------

Address and Facsimile Number:
1528 Moffett Street
Salinas, CA 93905
Fax: (831) 753-6257


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